American Cannabis Company Asked Back to Present

Exhibit 99.1

on Cannabis Investor Webcast

DENVER, CO / December 17, 2014 / American Cannabis Company Inc. (OTCQB: AMMJ) (the "Company" or "ACC"), a fully integrated cannabis industry consulting firm and provider of proprietary and preferred products, today announced their participation in a investor-focused event on December 18, 2014.

American Cannabis Company will present at the Cannabis Investor Webcast on December 18, 2014 from 1:00pm to 1:45pm EST. Trent Woloveck, COO of American Cannabis Company, will present their Company's strategies and growth initiatives to investors online. After their presentation, investors will be able to ask questions on the live webcast. Event details are as follows:

Date: Thursday, December 18, 2014

Time: 1:00 PM EST to 1:45 PM EST

Link: http://cannawebcast.com/webcast/

About American Cannabis Company:

American Cannabis Company ("ACC") offers end-to-end solutions to existing and aspiring participants in the cannabis industry. We utilize our industry expertise to provide business planning and market assessment services, assist state licensing procurement, create business infrastructure and operational best practices. Through our two vertically integrated businesses, American Cannabis Consulting and Trade Winds Inc., a group purchasing organization, we support our clients from concept to creation to commercialization.

For more information, please visit: www.americancannabiscompanyinc.com

About Cannabis Investor Webcast:

The Cannabis Investor Webcast is held monthly. The webcast includes 45-minute live presentations and Q&A by CEO's and CFO's of privately-held and publicly-traded cannabis companies. The webcast audience includes international and domestic cannabis entrepreneurs, individual and institutional investors, analysts, media, politicians, and consumers. The Cannabis Investor Webcast offers cannabis companies a convenient and inexpensive way to increase liquidity, awareness and exposure. In addition, the Cannabis Investor Webcast gives cannabis entrepreneurs, individual and institutional investors, analysts, media, politicians, and consumers a convenient and inexpensive way to research privately-held and publicly traded cannabis companies.

Forward Looking Statements

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

CONTACT:

Company

Trent Woloveck

Phone: (303) 974-4770

IR@americancannabisconsulting.com

SOURCE: American Cannabis Company Inc.

Dec 17, 2014